EXHIBIT 99.1

Equity Office (Investors/Analysts):	Equity Office (Media):
Diane Morefield	Terry Holt
312.466.3286	312.466.3102

For Immediate Release

EQUITY OFFICE ISSUES $1 BILLION OF 6-YEAR SENIOR UNSECURED NOTES

CHICAGO—(October 7, 2004) Equity Office Properties Trust (NYSE:EOP) announced today that EOP Operating Limited Partnership has issued $800 million of 4.65% fixed rate senior unsecured notes due October 1, 2010. Including all amortized offering expenses, the all-in effective rate of these notes is 4.81%. An additional $200 million of senior unsecured floating rate notes were issued, due October 1, 2010, at a floating rate of three-month LIBOR plus 60 basis points. The all-in effective rate of these notes is LIBOR plus 73 basis points, with an initial effective rate of 2.77%. The notes are guaranteed by Equity Office Properties Trust.

Total cash proceeds, net of offering expenses, were approximately $991 million. Net proceeds have been used to repay outstanding balances under the company’s $1 billion revolving credit facility, and to retire the $500 million bridge revolving credit facility.

These securities have been rated Baa2 by Moody’s, BBB+ by Standard & Poors and BBB+ by Fitch. Citigroup, Morgan Stanley, and UBS Investment Bank were Joint-Book Running Managers.

Equity Office Properties Trust (NYSE:EOP), operating through its various subsidiaries and affiliates, including EOP Partnership, is the nation’s largest publicly held office building owner and manager with a portfolio of 701 buildings comprising 125.5 million square feet in 18 states and the District of Columbia. Equity Office has an ownership presence in 27 Metropolitan Statistical Areas (MSAs) and in 124 submarkets, enabling it to provide wide range of office solutions for local, regional and national customers. For more company information, visit the Equity Office Web site at www.equityoffice.com.

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